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                                                                     EXHIBIT 3.1
                         CERTIFICATE OF INCORPORATION

                            SYNAPTICS INCORPORATED


            FIRST:  The name of the Corporation is Synaptics Incorporated.

            SECOND: The registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "GCL").

            FOURTH: The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock and Preferred Stock that the Corporation shall have authority to issue is sixty million (60,000,000) of which fifty million (50,000,000) shares shall be Common Stock and ten million (10,000,000) shall be Preferred Stock. The par value of the shares of Common Stock is one-tenth of one cent ($.001) per share. The par value of the shares of Preferred Stock is one-tenth of one cent ($.001) per share.

            The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

            FIFTH:  The name and mailing address of the incorporator are
__________________________________________________________________________.

            SIXTH: The number of directors which shall comprise the initial Board of Directors of the Corporation shall be one (1). The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.

            All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.


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            SEVENTH:  Unless and except to the extent that the Bylaws of the
Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

            EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

            NINTH: Subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaw made by the Board of Directors, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation.

            TENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

            IN WITNESS WHEREOF, I, the undersigned, being the Incorporator hereinabove stated, set my hand this _________ day of _______________________, 2001.

                                    _________________________________________
                                    __________________________, Incorporator



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